UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 5, 2010

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 5, 2010, Humana Military Healthcare Services, Inc. (“HMHS”), a wholly-owned subsidiary of Humana Inc. (“Humana” or the “Company”) was notified by the United States Department of Defense TRICARE Management Activity (“TMA”) that the TMA intends to negotiate with HMHS for an extension of HMHS’s administration of the TRICARE program in TMA’s South Region (the “TRICARE Contract”), comprising of a one year option period from April 1, 2011 through March 31, 2012.

Discussions are still at a preliminary stage, but Humana no longer anticipates incurring the previously expected expenses of between $0.19 and $0.28 per diluted common share during the year ending December 31, 2010 (“FY 2010”) related to the previously anticipated loss of the TRICARE Contract on March 31, 2011 and therefore the Company’s previously issued FY 2010 financial guidance should no longer be relied upon. Such expenses may, however, be incurred in future periods, depending on the ultimate disposition of future contact awards, as previously disclosed. The Company anticipates updating its FY 2010 financial guidance for this and other material developments, if any, on November 1, 2010 in connection with its release of financial results for the quarter ended September 30, 2010. Further, financial guidance for the year ending December 31, 2011 is expected to be issued in conjunction with Humana’s biennial Investor Meeting to be held November 18, 2010.

HMHS provides health benefits support and services to approximately 3.0 million active duty and retired military and their eligible family members in the ten-state South Region.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/S/ STEVEN E. MCCULLEY
Steven E. McCulley
Vice President and Controller (Principal Accounting Officer)

Dated: October 7, 2010